INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

SMTP, Inc.

We hereby consent to the inclusion in this Registration Statement of SMTP, Inc. on Form S-1 of our audited report dated March 28, 2012, for the balance sheets of SMTP, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholder’s equity (deficit) and cash flows for the years then ended appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

May 7, 2012